Exhibit 23.3
Consent of Independent Auditors
We consent to the incorporation by reference in Blackboard Inc.’s Registration Statement on Form S-8, Post-Effective Amendment No.1 (File No. 333-151652) pertaining to the Blackboard Inc. 2004 Stock Incentive Plan and the Blackboard Inc. Amended and Restated 2004 Stock Incentive Plan, as amended, of our report dated February 29, 2008, with respect to the financial statements of The NTI Group, Inc., as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 included in the Current Report on Form 8-K/A of Blackboard Inc. dated April 14, 2008.
/s/ Ernst &Young LLP
Los Angeles, California
July 25, 2008